c:
                                   Exhibit 11

                            Lafayette Bancorporation
                      Computation of Earnings Per Share(1)
                                     1996                         1995                          1994(2)
                                            Fully                         Fully                        Fully
                             Primary        Diluted        Primary        Diluted        Primary       Diluted
Average Shares:
 Outstanding Common Shares     1,965,179     1,965,179      1,965,320      1,965,320      1,965,360     1,965,360
 Common Stock Equivalents:
   Stock Options(3)               72,072        72,072            -0-            -0-            -0-            -0-

Assumed Repurchase of Shares     (71,335)      (68,930)           -0-            -0-            -0-            -0-

Average Common and Common
 Equivalent Shares
 Outstanding                   1,965,916     1,968,321      1,964,320      1,965,320      1,965,360     1,965,360

Net Income                    $4,091,000    $4,091,000     $3,375,000     $3,375,000     $3,233,000    $3,233,000

Earnings Per Share(4)              $2.08         $2.08          $1.72          $1.72          $1.64         $1.64

(1) Average Common Shares and common stock equivalents have been restated for all periods to reflect the 20 percent stock dividend in 1996.

(2) There were no common stock equivalents present at any time during 1994.

(3) Stock options have been excluded from the above 1995 calculation as they were anti-dilutive at December 31, 1995.

(4) Stock options are not materially dilutive and have been excluded from earnings per share in the consolidated statements of income.


1595\04\EXHIBIT.11